EXHIBIT 3.4

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

FINANCIAL INVESTORS OF THE SOUTH, INC.

In accordance with the provisions of Sections 103 and 242 of the General Corporation Law of the State of Delaware, Financial Investors of the South, Inc., a corporation organized and existing under the law of the State of Delaware (the “Corporation”), does hereby certify and state as follows:

1.	The Restated Certificate of Incorporation of the Corporation as heretofore filed and amended (the “Restated Certificate of Incorporation”) shall, upon the filing of this Certificate of Amendment, be further amended as follows:

Article 1 of the Restated Certificate of Incorporation, as it now exists, is hereby deleted in its entirety and the following is substituted in lieu thereof:

“1. CapitalSouth Bancorp is the name of the Corporation.”

2.	The Restated Certificate of Incorporation shall, upon the filing of this Certificate of Amendment, be further amended as follows:

The first paragraph of Article 4 of the Restated Certificate of Incorporation, as it now exists, is hereby deleted in its entirety and the following new first paragraph of Article 4 is substituted in lieu thereof:

“4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 8,000,000, of which five hundred thousand (500,000) shares, par value of $.01 per share, are to be preferred stock (hereinafter called “Preferred Stock”) and seven million five hundred thousand (7,500,000) shares, par value of $1.00 per share, are to be common stock (hereinafter called “Common Stock”).”

3.	The Restated Certificate of Incorporation shall, upon the filing of this Certificate of Amendment, be further amended as follows:

Article 14 of the Restated Certificate of Incorporation, as it now exists, is hereby deleted in its entirety and the following is substituted in lieu thereof:

“14. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Articles 5, 11, 12, 13 and 14 shall not be altered, amended or repealed except by an affirmative vote of the holders of at least eighty percent (80%) of the total number of outstanding shares of voting stock of the Corporation.”

4.	The amendments contained herein were duly approved and adopted by the board of directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.	Except as otherwise set forth in Paragraphs 1 through 3 above, all other provisions of the Restated Certificate of Incorporation shall remain as set forth therein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated

Certificate of Incorporation of the Corporation to be executed by its duly authorized officers as of the 28th day of September, 2005.

FINANCIAL INVESTORS OF THE SOUTH, INC.

By:	/s/ W. DAN PUCKETT
W. Dan Puckett Its Chairman

ATTEST:

/s/ CAROL W. MARSH
Carol W. Marsh
Secretary

2